Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS FIRST QUARTER REVENUES OF $322.2 MILLION

FIRST QUARTER ADJUSTED NET INCOME OF $6.4 MILLION, OR $0.24 PER SHARE

KFORCE GOVERNMENT SOLUTIONS (“KGS”) AWARDED T4 NEXT GENERATION PRIME CONTRACT
TAMPA, FL, May 3, 2016 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2016. Revenues for the quarter ended March 31, 2016 were $322.2 million compared to $327.7 million for the quarter ended December 31, 2015, a decrease of 1.7%, and compared to $312.6 million for the quarter ended March 31, 2015, an increase of 3.1%. Adjusted net income, excluding the impact of severance costs and certain tax adjustments of $2.7 million, for the quarter ended March 31, 2016 was $6.4 million, or $0.24 per share, as compared to net income of $11.9 million, or $0.43 per share, for the quarter ended December 31, 2015, and net income of $5.8 million, or $0.20 per share, for the quarter ended March 31, 2015. Net income for the quarter ended March 31, 2016 was $3.7 million, or $0.14 per share.
David L. Dunkel, Chairman and CEO, said, “Over the past two quarters we have been aggressively taking action, particularly in our Tech Flex business, to reduce reliance on a few large customers by strengthening our position more deeply in our client portfolio and adding resources at an accelerated level. Though we are seeing signs of recent improvement from these efforts, first quarter revenue of $322.2 million was below our expectations.
The overall demand environment remains strong. We have begun to see a gradual reacceleration of activity in those few large clients that have slowed their usage of flexible staffing due to transactions, and conversations with representatives at these clients suggest a strong pipeline of projects. Additionally, as we further deepen relationships more broadly in our portfolio, we continue to identify new opportunities, though building significant presence within these large customers will happen gradually and take some time.”
Mr. Dunkel continued, “In what we believe is a significant development, during the first quarter of 2016 the United States Department of Veterans Affairs awarded KGS one of nine large business prime contract vehicles to directly support the VA, along with 12 small businesses, in areas that include information technology infrastructure improvements, cyber security, and operations and network management. The contract vehicle, known as “T4 Next Generation” has an overall program ceiling of approximately $22 billion, which is expected to be released over a period of 10 years. The T4 Next Generation contract could provide KGS with an opportunity to experience exponential growth over the next several years. The fact that KGS has been supporting the VA for over 20 years, most recently as a subcontractor under the original T4 vehicle, leads us to be very optimistic about our prospects to capture a meaningful share of this significant opportunity in a prime role. KGS has had successful performance in providing solutions to the VA, supported by the centralized delivery capabilities of Kforce, which supports KGS, which we believe were key elements in KGS receiving this award.”
Joseph J. Liberatore, President, said, “The disproportionate declines in a few of our largest clients have abated in the first quarter of 2016. These clients, along with many of our other largest clients, have provided significant growth over the last several years and we continue to believe that our longstanding relationships with these clients provide longer term strength to our overall revenue base as these clients continue to emerge from their recent business disruption and internal organizational challenges.”

Mr. Liberatore continued, “Demand remains high and we believe our investment in revenue-generating talent and expansion of our focus to a greater number of larger clients over the last several quarters will result in greater client penetration, market share and better execution of delivery. We believe we are taking the appropriate actions to take advantage of our platform, infrastructure and client base to put our Great People in an environment where they can be successful, accelerating revenue growth while delighting our clients and consultants.”
Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenues of $309.6 million in Q1 ‘16 increased 3.0% from $300.5 million in Q1 ‘15.

•	Year-over-year growth in Flex revenue for Tech and FA was 1.3% and 13.8%, respectively, while Government Solutions experienced a decline of 10.7%.

•	Direct Hire revenues of $12.6 million in Q1 ‘16 increased 4.0% from $12.1 million in Q1 ‘15.

•	Revenue-generating associates increased 10.6% year-over-year.
David M. Kelly, Chief Financial Officer, said, “While our revenues in the first quarter were slightly below our expectations, we continue to demonstrate leverage with our adjusted earnings per share of $0.24. We remain very focused on the actions necessary to reaccelerate revenue growth, in particular in our Tech Flex business, as well as making the necessary investments in KGS to position us for success in capturing the significant opportunities that we expect to present themselves beginning in the second half of 2016 under the recently awarded T4 Next Generation prime contract. We believe our client relationships remain strong and our sales metrics are trending positively. We remain very confident in the demand environment within the markets and clients that we serve and still expect to meet or exceed our 7.5% operating margin target when $1.6 billion in annualized revenue is reached.”
Mr. Kelly continued, “We are also pleased to announce that our Board of Directors declared a first quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on June 24, 2016 to shareholders of record as of the close of business on June 10, 2016.”
Highlights for the first quarter include:

•	Flex gross profit margin decreased 20 basis points to 27.3% in Q1 ‘16 from 27.5% in Q1 ‘15.

•
Selling, general and administrative (“SG&A”) expenses as a percentage of revenues for Q1 ‘16 was 26.6% compared to 26.3% for Q1 ‘15. Excluding the severance costs recorded in Q1 ‘16, SG&A as a percentage of revenues was 26.0%, which is a decrease of 30 basis points versus Q1 ‘15.

•	We repurchased approximately 1.1 million shares of common stock on the open market at a total cost of approximately $19.8 million.
Looking forward to the second quarter of 2016, there will be 64 billing days, which is the same as the preceding and prior year quarters. Current estimates for the second quarter of 2016 are:

•	Revenues of $332 million to $337 million

•	Earnings per share of $0.39 to $0.42

•	Gross profit margin of 31.4% to 31.6%

•	Operating margin of 5.2% to 5.5%

•	SG&A expense as a percent of revenue of 25.3% to 25.5%

•	Effective tax rate of 39.3%
On Tuesday, May 3, 2016, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/).
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, May 3, 2016 through May 10, 2016 by dialing (855) 859-2056, passcode 99318532.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 10, 2016.

About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,900 associates and more than 11,200 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for direct hire and flexible staffing assignments; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete and integrate acquisitions; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2015, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Revenue by function:
Technology	$216,588	$218,026	$213,639
Finance & accounting	82,492	86,816	73,072
Government solutions	23,121	22,857	25,900
Total revenue	322,201	327,699	312,611
Direct costs of services	225,012	224,184	217,871
Gross profit	97,189	103,515	94,740
GP %	30.2%	31.6%	30.3%
Flex GP %	27.3%	28.7%	27.5%
Selling, general & administrative expenses	85,568	80,702	82,352
Depreciation & amortization	2,327	2,429	2,397
Income from operations	9,294	20,384	9,991
Other expense, net	555	288	453
Income before income taxes	8,739	20,096	9,538
Income tax expense	5,089	8,195	3,753
Net income	$3,650	$11,901	$5,785

Earnings per share – diluted	$0.14	$0.43	$0.20

Weighted average shares outstanding - diluted	26,842	27,793	28,475
Adjusted EBITDA per share	$0.51	$0.88	$0.48
Adjusted EBITDA	$13,599	$24,556	$13,742

Billing days	64	62	63

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$920	$1,497
Trade receivables, net of allowances	210,444	198,933
Income tax refund receivable	67	526
Deferred tax assets, net	3,815	4,518
Prepaid expenses and other current assets	10,463	9,060
Total current assets	225,709	214,534
Fixed assets, net	37,599	37,476
Other assets, net	28,474	28,671
Deferred tax assets, net	18,298	20,938
Intangible assets, net	4,043	4,235
Goodwill	45,968	45,968
Total assets	$360,091	$351,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$35,667	$39,227
Accrued payroll costs	50,537	46,125
Other current liabilities	1,368	1,287
Income taxes payable	1,621	1,107
Total current liabilities	89,193	87,746
Long-term debt – credit facility	103,454	80,472
Long-term debt – other	3,546	3,351
Other long-term liabilities	42,311	40,626
Total liabilities	238,504	212,195
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	710	705
Additional paid-in capital	422,862	420,276
Accumulated other comprehensive income	315	318
Retained earnings	155,456	155,096
Treasury stock, at cost	(457,756)	(436,768)
Total stockholders’ equity	121,587	139,627
Total liabilities and stockholders’ equity	$360,091	$351,822

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2016	Q4 2015	Q1 2015
Total Firm
Flex revenue (000’s)	$309,636	$314,286	$300,532
Hours (000’s)	5,451	5,603	5,073
Flex GP %	27.3%	28.7%	27.5%
Direct Hire revenue (000’s)	$12,565	$13,413	$12,079
Placements	912	995	869
Average fee	$13,785	$13,484	$13,909
Billing days	64	62	63
Technology
Flex revenue (000’s)	$211,209	$212,917	$208,438
Hours (000’s)	3,129	3,158	3,074
Flex GP %	26.7%	27.5%	26.4%
Direct Hire revenue (000’s)	$5,379	$5,109	$5,201
Placements	317	323	330
Average fee	$16,992	$15,822	$15,785
Finance & Accounting
Flex revenue (000’s)	$75,306	$78,512	$66,194
Hours (000’s)	2,322	2,445	1,999
Flex GP %	28.7%	29.9%	28.4%
Direct Hire revenue (000’s)	$7,186	$8,304	$6,878
Placements	595	672	539
Average fee	$12,078	$12,360	$12,760
Government Solutions
Flex revenue (000’s)	$23,121	$22,857	$25,900
Flex GP %	28.4%	34.9%	34.1%
Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Growth Rates
	(Per Billing Day)
	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
Tech Flex	(0.3)%	0.2%	6.6%	9.6%	8.3%
Tech Direct Hire	1.8%	7.8%	6.7%	24.9%	29.8%
Total Tech	(0.2)%	0.4%	6.6%	9.9%	8.7%
FA Flex	12.0%	15.7%	19.4%	21.2%	15.9%
FA Direct Hire	2.8%	15.7%	17.9%	7.9%	21.0%
Total FA	11.1%	15.7%	19.2%	19.7%	16.4%
Total Staffing	2.7%	4.3%	9.8%	12.3%	10.6%
GS	(12.1)%	(13.9)%	(1.8)%	1.3%	13.7%
Total Firm	1.5%	2.8%	8.8%	11.4%	10.8%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Adjusted Net Income and Adjusted Net Income Per Share
"Adjusted Net Income", a non-GAAP financial measure, is defined as net income adjusted for certain non-recurring charges. "Adjusted Net Income Per Share", a non-GAAP financial measure, is Adjusted Net Income divided by the number of diluted weighted average shares outstanding. Adjusted Net Income and Adjusted Net Income Per Share should not be considered a measure of financial performance under generally accepted accounting principles and are presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our ongoing operations and to provide consistency and comparability. Adjusted Net Income and Adjusted Net Income Per Share are key measures used by management and provide useful information by excluding certain non-recurring charges that we believe are not indicative of the Company's core operating results, consequently, management believes they are useful information to investors.

	Three Months Ended
	Mar. 31, 2016		Dec. 31, 2015		Mar. 31, 2015
	$	Per share	$	Per share	$	Per share
Net income	$3,650	$0.14	$11,901	$0.43	$5,785	$0.20
Non-recurring charges, pre-tax
Severance costs	1,742	0.06	—	—	—	—
Non-recurring charges, pre-tax	1,742	0.06	—	—	—	—
Income tax expense *	974	0.04	—	—	—	—
Adjusted net income	6,366	$0.24	11,901	$0.43	5,785	$0.20

Weighted average shares outstanding - basic	26,693		27,430		28,276
Weighted average shares outstanding - diluted	26,842		27,793		28,475
*    The income tax expense reconciling item is composed of (i) an income tax expense of $1.7 million related to certain one-time non-cash adjustments, and (ii) an income tax benefit of $0.7 million related to the severance costs, which was calculated using the effective tax rate, excluding the impact of the severance costs and certain tax adjustments, of 39.3%.

Adjusted EBITDA and Adjusted EBITDA Per Share
"Adjusted EBITDA", a non-GAAP financial measure, is defined by Kforce as net income before income from discontinued operations, net of income taxes, non-cash impairment charges, depreciation and amortization, stock-based compensation, interest and income taxes. "Adjusted EBITDA Per Share", a non-GAAP financial measure, is Adjusted EBITDA divided by the number of diluted weighted average shares outstanding. Adjusted EBITDA and Adjusted EBITDA Per Share should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share. Adjusted EBITDA and Adjusted EBITDA Per Share are key measures used by management to evaluate our operations, including our ability to generate cash flows and our ability to repay our debt obligations, and management believes they are good measures of our core profitability, consequently, management believes they are useful information to investors.

	Three Months Ended
	Mar. 31, 2016		Dec. 31, 2015		Mar. 31, 2015
	$	Per share	$	Per share	$	Per share
Net income	$3,650	$0.14	$11,901	$0.43	$5,785	$0.20
Depreciation & amortization	2,337	0.09	2,429	0.09	2,397	0.08
Stock-based compensation expense	1,944	0.07	1,558	0.05	1,291	0.05
Interest expense and other	579	0.02	473	0.02	516	0.02
Income tax expense	5,089	0.19	8,195	0.29	3,753	0.13
Adjusted EBITDA	$13,599	$0.51	$24,556	$0.88	$13,742	$0.48

Weighted average shares outstanding - basic	26,693		27,430		28,276
Weighted average shares outstanding - diluted	26,842		27,793		28,475
Free Cash Flow
"Free Cash Flow", a non-GAAP financial measure, is defined by Kforce as net cash provided by (used in) operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities, including investing in our business, repurchasing common stock, paying dividends and making strategic acquisitions.

	Three Months Ended March 31,
	2016	2015
Net income	$3,650	$5,785
Non-cash provisions and other	8,419	5,791
Changes in operating assets/liabilities	(9,013)	(168)
Capital expenditures	(1,294)	(1,389)
Free cash flow	1,762	10,019
Change in debt	22,982	993
Repurchases of common stock	(22,084)	(8,507)
Cash dividend	(3,146)	(3,112)
Other	(91)	1,297
Change in cash	$(577)	$690